UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(615) 366-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Appointment of Director. On January 11, 2008, the Company's Board of Directors appointed William Bass as a new director. Mr. Bass will serve a term ending on the date of the Annual Meeting of Stockholders in May 2008.

Mr. Bass is a seasoned executive with expertise in e-commerce and merchandising. He co-founded and currently serves as Chief Executive Officer for Fair Indigo, a direct response men’s and women’s apparel retailer formed on the premise of "fair trade." Prior to that, he held several management positions for Sears, Roebuck & Company and was responsible for leading the e-commerce initiatives for Sears Customer Direct and Lands’ End Inc., where he grew landsend.com from $60 million in sales to more than $550 million. Earlier in his career, Mr. Bass managed the development and production of all market research for e-commerce and other new media channels at Forrester Research, Inc.

Jim Wright, Chairman, President and Chief Executive Officer, stated, "We are very pleased Bill is joining Tractor Supply’s board of directors. His extensive retail knowledge coupled with his proven success in both e-commerce and merchandising provides additional strength and broadens the expertise of our board. Additionally, Bill’s leadership experience and entrepreneurial spirit will be valuable assets to Tractor Supply as we continue to grow our business."

Mr. Bass commented, "I welcome the opportunity to join Tractor Supply’s board of directors, particularly at this time when the Company is implementing its multi-channel strategy. The Company has done an outstanding job creating a distinct in-store experience that serves a unique lifestyle and I am excited about its recent initiative to bring that dynamic online. I look forward to contributing to the Company’s success and long-term growth in the market."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

January 15, 2008	By:	Joel A. Cherry

Name: Joel A. Cherry
Title: Vice President - General Counsel and Corporate Secretary